                                             Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 5, 2021

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2021 RESULTS

First Quarter Highlights:
•Consolidated operating profit increased to $8.3 million, up 9.9% from Q1 2020
•Consolidated net income increased to $9.0 million, up 45.3% from Q1 2020
•Consolidated EBITDA increased to $14.5 million, up 36.1% from Q1 2020
•Diluted earnings per share increased to $1.25/share from $0.88/share in Q1 2020

    Cleveland, Ohio, Wednesday, May 5, 2021 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated operating profit of $8.3 million and net income of $9.0 million, or $1.25 per diluted share, for the first quarter of 2021 compared with consolidated operating profit of $7.6 million and net income of $6.2 million, or $0.88 per diluted share, for the first quarter of 2020. The improvements in consolidated operating profit, Consolidated EBITDA and Segment EBITDA were primarily the result of substantially improved earnings in the Coal Mining segment, partially offset by lower earnings at the North American Mining segment and an increase in unallocated employee-related expenses. In addition to the operating profit improvement, net income significantly increased mainly due to changes in the market value of equity securities held. Non-GAAP numbers are defined and reconciled on pages 9 and 10.
At March 31, 2021, the Company had consolidated cash of $79.1 million and debt of $44.4 million with availability of $119.0 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the first quarter of 2021 and 2020 were as follows:
	2021	2020
Tons of coal delivered	(in thousands)
Unconsolidated operations	7,587	7,681
Consolidated operations	835	767
Total deliveries	8,422	8,448

Key financial results for the first quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$23,739	$20,928
Earnings of unconsolidated operations	$14,404	$15,027
Operating expenses(1)	$7,857	$7,496
Operating profit	$8,684	$7,185
Segment EBITDA(2)	$12,891	$10,728
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.
(2) Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

    Coal Mining revenues increased in the first quarter of 2021 from the first quarter of 2020 primarily as a result of reclamation revenue from Caddo Creek, which is now consolidated due to the terms of Caddo Creek's contract to perform mine reclamation, and an increase in tons delivered at Mississippi Lignite Mining Company. The reclamation at Caddo Creek is expected to be substantially complete in 2022.
The improvements in Coal Mining operating profit and Segment EBITDA were primarily due to substantially higher results at Mississippi Lignite Mining Company as a result of an increase in customer demand, which contributed to a reduction in the cost per ton and an overall increase in the profit per ton delivered. The improved operating profit was partly offset by a decrease in earnings of unconsolidated operations and higher operating expenses. The decrease in earnings of unconsolidated operations was primarily attributable to the termination of the Camino Real Fuels contract mining agreement effective July 1, 2020 and the expected reduction in fees earned at the Liberty Mine as the scope of final mine reclamation activities continues to decline. The increase in operating expenses was mainly due to an increase in insurance expense partially offset by lower employee-related costs.

Coal Mining Outlook - 2021
In 2021, the Company expects coal deliveries to be comparable to 2020 based on current expectations of customer requirements.
Operating profit in 2021 is expected to decrease compared with 2020, excluding prior year charges of $4.6 million related to an asset impairment, an inventory write-down and a voluntary separation program. The decrease in operating profit is primarily attributable to substantially lower full-year earnings expected at Mississippi Lignite Mining Company and reduced earnings at the unconsolidated Coal Mining operations. Mississippi Lignite Mining Company earnings are expected to be lower as a result of an anticipated decrease in the profit per ton of coal delivered in 2021 compared with 2020, due in part to an increase in depreciation expense associated with development of a new mine area. The anticipated reduction in earnings at the unconsolidated Coal Mining operations is expected to be mainly driven by a reduction in fees earned at the Liberty Mine, as the scope of final mine reclamation activities continues to decline. A decrease in employee-related costs resulting from lower headcount, primarily due to the 2020 voluntary separation program, is expected to be partially offset by higher insurance expense.
Segment EBITDA, excluding the $1.1 million asset impairment charge recognized in 2020, is expected to increase moderately over the prior year as the increase in depreciation expense will be partially offset by the other items contributing to the reduction in operating profit.
Changes in customer power plant dispatch, including changes related to natural gas price fluctuations and the continued increase in renewable generation, particularly wind, could reduce customer demand below anticipated levels, which could further unfavorably affect the Company’s 2021 outlook.

During 2020, Great River Energy ("GRE"), Falkirk Mine's customer and the Company's second largest customer, announced its intent to retire the Coal Creek Station power plant in the second half of 2022. The closure is not expected to affect 2021 results. Falkirk Mine is the sole supplier of lignite coal to Coal Creek Station pursuant to a long-term contract, which specifies that GRE is responsible for all costs related to mine closure, including mine reclamation. GRE has announced that it is in exclusive negotiations with a third party to sell Coal Creek Station. If GRE's efforts to sell the power plant are successful, the Company expects to continue to operate the Falkirk Mine, however, the terms of the existing mining contract could change.
The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in 2023. Deliveries from Sabine to the power plant are expected to continue until the first quarter of 2023 at which time the mine expects to begin final reclamation. Mine reclamation is the responsibility of the customer.
Premature closure of power plants served by the Company's mines would have a material adverse effect on the future Earnings of unconsolidated operations of the Coal Mining segment and on the long-term earnings and cash flows of NACCO.
Capital expenditures are expected to be approximately $27 million in 2021. The elevated levels of capital expenditures in the Coal Mining segment expected through 2021 relate to the development of a new mine area at Mississippi Lignite Mining Company. The increase in capital expenditures associated with mine development will result in higher depreciation expense in future periods that will unfavorably affect future operating profit. Capital expenditures for Mississippi Lignite Mining Company are expected to return to lower pre-2019 levels beginning in 2022 through the end of the current contract term in 2032.

North American Mining Results

Limestone deliveries for the first quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Tons of limestone delivered	12,598	12,534

Key financial results for the first quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$16,142	$11,624
Operating profit	$130	$731
Segment EBITDA(1)	$1,029	$1,377
(1) Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

North American Mining revenues increased primarily as a result of higher reimbursed costs partially offset by changes in the mix of customer deliveries. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit.
North American Mining's first-quarter 2021 operating profit decreased from the first quarter of 2020 primarily as a result of higher employee-related costs and lower earnings related to the Thacker Pass Project because of less activity during the current phase of the project. Segment EBITDA also decreased compared with the first quarter of 2020, but to a lesser extent than operating profit, as depreciation expense increased $0.3 million over the prior year first quarter due to more equipment being placed in service to support activities related to newer contracts.

North American Mining Outlook
     North American Mining expects an increase in tons delivered, operating profit and Segment EBITDA for the 2021 full year over 2020 as a result of increased production under existing contracts and contributions from new mining contracts. The increase in operating profit is expected to be partially offset by an increase in operating expenses primarily due to higher employee-related costs.
During the first quarter of 2021, North American Mining entered into a 15-year mining services contract with a new customer at a limestone quarry in Central Florida. North American Mining will operate a smaller dragline at this quarry over the next two years while it relocates and commissions a larger dragline that will increase production capacity. Deliveries are expected to be approximately 1.5 million tons annually once mining commences with the larger dragline, which is anticipated to occur in 2023. North American Mining also amended a contract with an existing customer to operate an additional dragline at an existing limestone quarry in Florida. Finally, early in the second quarter of 2021, North American Mining entered into a one-year mining services contract with an existing customer for a sand and gravel quarry in Indiana. This customer, which is among the largest aggregates producers in the United States, is hopeful that this new quarry will operate for multiple years providing aggregates for a multi-year transportation infrastructure project near Indianapolis. Deliveries are expected to be between 0.6 million to 1.0 million tons. North American Mining anticipates that these new or revised contracts will be accretive to earnings in 2021. North American Mining has a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that if successful would be accretive to future earnings.
Capital expenditures are expected to be approximately $10 million for the 2021 full year primarily for the acquisition, relocation and refurbishment of draglines.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). In January 2021, Thacker Pass received a Record of Decision from the U.S. Bureau of Land Management for the Thacker Pass Project following the completion of the National Environmental Policy Act Process. This decision represents an important milestone in the development and the permitting of the Thacker Pass Project. All major permits are expected to be received by the end of 2021.

Minerals Management Results

Key financial results for the first quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$5,500	$5,241
Operating profit	$4,235	$4,267
Segment EBITDA(1)	$4,682	$4,594
(1) Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

    Minerals Management revenue increased modestly in the first quarter of 2021 over the first quarter of 2020 primarily due to royalty income generated from the new Permian Basin mineral interests acquired in the fourth quarter of 2020. This increase was partially offset by an expected reduction in royalty income generated from Ohio legacy mineral interests due to declines in production volumes from existing wells and lower natural gas prices. Operating profit and Segment EBITDA were generally comparable to the prior year as the increase in revenue was offset by higher employee-related expenses.

Minerals Management Outlook
    The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties.

Minerals Management is targeting investments in mineral and royalty interests totaling approximately $10 million in 2021. These investments are expected to be accretive to earnings, but each investment's contribution to earnings is dependent on the details of each investment, including the size and type of interests acquired and the stage and timing of mineral development.
As part of this strategy, early in the second quarter of 2021, Minerals Management completed a small acquisition in the Delaware Basin for a purchase price of $0.3 million and a larger acquisition in the Eagle Ford Basin. The Eagle Ford Basin acquisition includes approximately 14.1 thousand gross acres and 1.7 thousand net royalty acres for a preliminary purchase price of $4.7 million.
Excluding the impact of the $7.3 million impairment charge in 2020 related to legacy assets and any income related to asset acquisitions made after March 31, 2021, operating profit and Segment EBITDA in the Minerals Management segment is expected to decrease moderately in 2021 from 2020. An anticipated reduction in royalty income from existing Ohio mineral and royalty assets is expected to be partially offset by royalty income generated from the Permian Basin mineral interests acquired in the fourth quarter of 2020.
Income from existing Ohio assets is expected to decline as a result of anticipated lower natural gas prices, fewer expected new wells in Ohio, lower commodity prices and the natural production decline that occurs early in the life of a well. Another sustained decline in natural gas prices could unfavorably affect the Company’s outlook.
The acquired Permian Basin interests included producing wells that are generating royalty revenues, and are already contributing to 2021 earnings, as well as royalty and mineral interests that have not yet been developed. These acquired interests align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term, cash-flow yields and long-term growth potential, in oil-rich basins offering diversification from the Company’s legacy mineral interests.

Consolidated 2021 Outlook
Management continues to view the long-term business outlook positively. The outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America® business is strong. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification. In the first four months of 2021, North American Mining executed three new agreements and Minerals Management completed two acquisitions, demonstrating success in executing on their growth strategies.
Excluding the prior year charges of $12.1 million related to asset impairments, an inventory write-down and the voluntary separation program, as well as the favorable impact of additional business development activities, the Company expects substantially lower net income as a result of lower operating profit, an anticipated increase in interest expense and a reduction in interest income. Consolidated EBITDA in 2021 is expected to increase moderately over 2020, adjusted for prior year asset impairment charges.
The Company expects a tax benefit rate between 3% and 5% in 2021. The Company expects to recognize a tax benefit rather than tax expense due to the mix of earnings and the benefit from percentage depletion at certain of the Company's mining operations.
In light of ongoing regulatory, economic and public opinion challenges facing the coal-fired power generation industry, in late 2020, the Company offered a voluntary separation program for certain corporate headquarters employees. Estimated net benefits from this voluntary separation program are expected to be between $1.5 and $2.5 million annually beginning in 2021.
Cash flow before financing activities in 2020 included a significant use of cash related to changes in working capital, capital expenditures and the acquisition of mineral royalty interests. The Company anticipates positive cash flow before financing activities in 2021 but at a level below the level of cash generated in 2019. Consolidated capital expenditures are expected to be approximately $47 million in 2021.
The extent to which COVID-19 impacts the Company going forward will depend on numerous factors, including but not limited to the duration of the ongoing pandemic, the severity of any COVID-19 variants, the effectiveness of actions taken to contain and treat COVID-19 and its variants, the nature of, and the public's adherence to, public health guidelines, the pace of vaccinations and subsequent achievement of herd immunity, as well as the severity of pandemic-related supply chain and cost inflation challenges and the pace and the extent of economic recovery. While the Company's existing mining operations to date have not been materially affected by the pandemic, future developments, which are highly uncertain and unpredictable, could significantly and rapidly cause a deterioration in the Company’s results, supply chain channels and customer demand.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. North American Mining advanced this effort in early 2021, when it entered into a contract to mine sand and gravel in Indiana, expanding the traditional scope of its core limestone mining business in Florida. In addition, North American Mining is pursuing opportunities to provide comprehensive mining services to operate entire mines when appropriate, as is the case at the new lithium project in Nevada. The goal is to build North American Mining into a leading provider of contract mining services for customers who produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale.
    The Minerals Management segment continues its efforts to grow and diversify by pursuing acquisitions of additional mineral and royalty interests in the United States, in what the Company believes is a buyer-friendly market. Once mineral and royalty interests have been acquired, the Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions, and has a sizeable pipeline of potential acquisitions under review. The goal is to construct a diversified portfolio of high-quality oil, gas, mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
    Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Mitigation Resources of North America business has achieved several early successes and is positioned for additional growth. The Company's goal is to grow Mitigation Resources into one of the ten largest U.S. providers of mitigation solutions, largely focused on streams and wetlands, initially in the southeast United States. While this business is in the early stages of development, the Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers.
    The Company continues to look for opportunities to expand its coal mining business where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. However, opportunities are very limited in the current environment. Low natural gas prices and growth in renewable energy sources, such as wind and solar, are likely to continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. In addition, the political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines.
The Company is committed to maintaining a conservative capital structure while it grows and diversifies, while avoiding unnecessary risk. Strategic diversification will allow for increased free cash flow that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 6, 2021 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.incommglobalevents.com/registration/client/7462/nacco-industries-first-quarter-earnings-call/ to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at https://ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through May 13, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated EBITDA and Segment EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated EBITDA and Segment EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of a long-term mining contract, or a customer default under a contract, (2) a significant reduction in purchases by the Company's customers, including changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (3) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (4) failure to obtain adequate insurance coverages at reasonable rates, (5) the impact of the COVID-19 pandemic, (6) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (7) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (8) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (9) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (10) weather or equipment problems that could affect deliveries to customers, (11) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations and leasing and development of oil and gas reserves on federal lands, (12) changes in the costs to reclaim mining areas, (13) costs to pursue and develop new mining and value-added service opportunities, (14) delays or reductions in coal or aggregates deliveries, (15) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (16) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (17) the effects of receiving low sustainability scores which could result in the exclusion of the Company's securities from consideration by certain investment funds, and (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment.

About NACCO Industries, Inc.
    NACCO Industries, Inc.®, through a portfolio of mining and natural resources businesses, operates under three business segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment acquires and promotes the development of oil, gas and coal mineral interests, generating income primarily from royalty-based lease payments from third parties. In addition, the Company's Mitigation Resources of North America® business provides stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2021	2020
	(In thousands, except per share data)
Revenues	$45,105	$37,644
Cost of sales	37,413	32,563
Gross profit	7,692	5,081
Earnings of unconsolidated operations	15,342	16,003
Operating expenses
Selling, general and administrative expenses	13,763	12,727
Amortization of intangible assets	982	777
Gain on sale of assets	(41)	—
	14,704	13,504
Operating profit	8,330	7,580
Other (income) expense
Interest expense	356	403
Interest income	(120)	(401)
Closed mine obligations	383	434
(Gain) loss on equity securities	(823)	1,196
Other, net	(130)	(148)
	(334)	1,484
Income before income tax benefit	8,664	6,096
Income tax benefit	(297)	(70)
Net income	$8,961	$6,166

Earnings per share:
Basic earnings per share	$1.26	$0.88
Diluted earnings per share	$1.25	$0.88

Basic weighted average shares outstanding	7,101	7,000
Diluted weighted average shares outstanding	7,142	7,040

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended
	3/31/21	3/31/20
	(in thousands)
Net income	$8,961	$6,166
Income tax benefit	(297)	(70)
Interest expense	356	403
Interest income	(120)	(401)
Depreciation, depletion and amortization expense	5,585	4,544
Consolidated EBITDA*	$14,485	$10,642

*Consolidated EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated EBITDA as net income before income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended March 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$23,739	$16,142	$5,500	$143	$(419)	$45,105
Cost of sales	21,602	15,465	687	132	(473)	37,413
Gross profit	2,137	677	4,813	11	54	7,692
Earnings of unconsolidated operations	14,404	938	—	—	—	15,342
Operating expenses
Selling, general and administrative expenses	6,914	1,487	578	4,784	—	13,763
Amortization of intangible assets	982	—	—	—	—	982
Gain on sale of assets	(39)	(2)	—	—	—	(41)
	7,857	1,485	578	4,784	—	14,704
Operating profit (loss)	$8,684	$130	$4,235	$(4,773)	$54	$8,330

Segment EBITDA*
Operating profit (loss)	$8,684	$130	$4,235	$(4,773)	$54	$8,330
Depreciation, depletion and amortization	4,207	899	447	32	—	5,585
Segment EBITDA*	$12,891	$1,029	$4,682	$(4,741)	$54	$13,915

	Three Months Ended March 31, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,928	$11,624	$5,241	$26	$(175)	$37,644
Cost of sales	21,274	10,581	698	141	(131)	32,563
Gross profit (loss)	(346)	1,043	4,543	(115)	(44)	5,081
Earnings of unconsolidated operations	15,027	976	—	—	—	16,003
Operating expenses
Selling, general and administrative expenses	6,719	1,288	276	4,445	(1)	12,727
Amortization of intangible assets	777	—	—	—	—	777
	7,496	1,288	276	4,445	(1)	13,504
Operating profit (loss)	$7,185	$731	$4,267	$(4,560)	$(43)	$7,580

Segment EBITDA*
Operating profit (loss)	$7,185	$731	$4,267	$(4,560)	$(43)	$7,580
Depreciation, depletion and amortization	3,543	646	327	28	—	4,544
Segment EBITDA*	$10,728	$1,377	$4,594	$(4,532)	$(43)	$12,124
*Segment EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment EBITDA as operating profit (loss) plus depreciation, depletion and amortization expense. Segment EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.